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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 21, 2002
                                                         ----------------

                                 FMC CORPORATION
                                ----------------
             (Exact name of registrant as specified in its charter)

          Delaware                        1-2376                       94-0479804
------------------------------  ----------------------------  -----------------------------
(State or other jurisdiction      (Commission File Number)         (I.R.S. Employer
      of incorporation)                                           Identification No.)
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              1735 Market Street, Philadelphia, Pennsylvania 19103
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               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (215) 299-6000
                                                           --------------

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Item 5.  Other Events.

         On October 21, 2002, FMC Corporation closed the sale of $355.0 million aggregate principal amount of our 10 1/4% Senior Secured Notes due 2009 (the
"Notes"). Simultaneously, we executed a new $500.0 million senior secured credit agreement (the "Credit Agreement"), which provides for a $250.0 million revolving credit facility, which is currently undrawn, and a $250.0 million term loan, and obtained a $40.0 million supplemental secured standby letter of credit facility (the "Supplemental Letter of Credit Facility" and together with the Credit Agreement, the "Credit Facilities"). The net proceeds from the sale of the Notes and the initial borrowings under the Credit Agreement have been or will be used to:

               . fund into a debt reserve account an amount sufficient to repay $99.5 million aggregate principal amount of our 7.125% medium term notes due November 2002 and $160.5 million aggregate principal amount of our 6.375% debentures due September 2003;

               . repay all borrowings under and terminate our former revolving credit facility and accounts receivable securitization facility;

               . fund into a restricted cash account $130.8 million to refinance and replace with cash collateral certain surety bonds and letters of credit currently supporting self-insurance programs, environmental obligations and future business commitments and cash collateralize letters of credit supporting approximately $44.0 million of outstanding variable rate industrial and pollution control revenue bonds; and

               .        pay fees and expenses of approximately $29.0 million.

         Under the Credit Agreement, 0.25% of the original principal amount of the $250.0 million term loan will be due and payable at the end of each quarter, commencing March 31, 2003, with the balance maturing on October 21, 2007.
Amounts under the $250.0 million revolving credit facility may be borrowed, repaid and reborrowed from time to time until the maturity of the revolving credit facility on October 21, 2005. Up to $50.0 million of the revolving credit facility will be available for issuance of letters of credit on our behalf.
Voluntary prepayments and commitment reductions under the Credit Facilities are permitted at any time without fee upon proper notice and subject to minimum dollar amounts. Subject to certain exceptions, mandatory prepayments are required with cash proceeds of asset sales, casualty event and condemnation proceeds, equity issuances and excess cash flow.

         Subject to the availability of additional commitments by lenders, the aggregate commitment under the revolving credit facility can be increased by up to $90.0 million to a total of $340.0 million. To the extent the commitments are increased to an amount in excess of $300.0 million, the excess is required to reduce the Supplemental Letter of Credit Facility, and the amount available for letters of credit under the revolving credit facility will increase from $50.0 million to $75.0 million.

         The Supplemental Letter of Credit Facility makes available prior to its maturity on October 21, 2005 up to $40.0 million for the issuance of standby letters of credit. We intend to use the letters of credit to support our obligations with respect to environmental remediation and other obligations for which standby letters of credit are often required.

         Obligations under the Credit Agreement bear interest at a floating rate, which will be, at our option, either a base rate or a London InterBank
Offered Rate ("LIBOR"), in each case plus an applicable margin. The base rate will be Citibank N.A.'s base rate. The applicable margin for the term loan will be

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3.75% over the base rate and 4.75% over LIBOR. The initial applicable margin for borrowings under the revolving credit facility is 2.50% over the base rate and 3.50% over LIBOR. After March 31, 2003 the applicable margins under our revolving credit facility are subject to adjustment based on our leverage ratio.

         Under the Credit Agreement, we are required to pay a commitment fee on the difference between the total amount of the revolving credit facility and the amount borrowed by us, or for which letters of credit were issued on our behalf, under the Credit Agreement. The initial commitment fee is .50% per year. The commitment fee is subject to adjustment based on our leverage ratio.

         We will pay fees under the Supplemental Letter of Credit Facility on the base amount of letters of credit issued thereunder at a rate per year equal to the applicable margin for LIBOR loans under the revolving credit facility under the Credit Agreement, plus 0.25%. We will also pay a commitment fee on the unused portion of the Supplemental Letter of Credit Facility at the same rate applicable to our revolving credit facility.

         The foregoing does not constitute a complete summary of the terms of the Notes and the Credit Facilities or the security provided in connection therewith, and reference is made to the complete text of the governing documents, which will be filed with the Securities and Exchange Commission not later than the date of filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

Item 7.  Financial Statements, Pro Forma Information and Exhibits.

         (c)    Exhibits.

         99.1   Press release announcing closing of refinancing.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             FMC CORPORATION
                                                (Registrant)

                                             By  /s/ W. Kim Foster
                                                 ------------------------------
                                                 W. Kim Foster
                                                 Senior Vice President and
                                                 Chief Financial Officer

Dated: October 24, 2002

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                                  EXHIBIT INDEX

         Exhibit
         Number         Description
         ------         -----------

         99.1           Press release announcing closing of refinancing.